                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                          SCHEDULE 14C INFORMATION

    Proxy Statement Pursuant to Section 14(c) of the Securities Exchange
                                Act of 1934
                            (Amendment No.     )
                                           ----

Check the appropriate box:

[x]   Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]   Definitive Information Statement


                             ICHOR CORPORATION
             (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[x]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14c-5(g) and
      0-11.
      1)   Title of each class of securities to which transaction applies:
      2)   Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      4)   Proposed maximum aggregate value of transaction:
      5)   Total fee paid:
[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)   Amount Previously Paid:
      2)   Form, Schedule or Registration Statement No.:
      3)   Filing Party:
      4)   Date Filed:

  THE REGISTRANT EXPECTS TO RELEASE THE DEFINITIVE INFORMATION STATEMENT
            TO SECURITYHOLDERS ON OR ABOUT FEBRUARY 12, 2001

                             ICHOR CORPORATION
                              17 Dame Street
                                 Dublin 2
                                 Ireland

                           INFORMATION STATEMENT
                           ---------------------

     This Information Statement is being mailed to the shareholders of record on January 19, 2001 of ICHOR Corporation ("ICHOR"), commencing on or about
February   , 2001, in connection with the prior approval, on January 19, 2001, by the board of directors (the "Board") of ICHOR, of the corporate action referred to below and its subsequent adoption, also on January 19, 2001, by the holders of a majority of the shares (the "Common Shares") of common stock, $0.01 par value per share of ICHOR outstanding. Accordingly, all necessary corporate approvals in connection with the matters discussed herein have been obtained, and this Information Statement is furnished solely for the purpose of informing shareholders of ICHOR and including information under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), of the matters discussed herein. For this reason, ICHOR is not calling a special meeting of the shareholders in respect of the corporate action referred to below and is not asking shareholders for a proxy or consent. The total number of Common Shares outstanding on January 19, 2001 was 8,165,830.

                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.

     ICHOR, as authorized by the necessary approvals of the Board and the holders of a majority of the outstanding Common Shares of ICHOR, has approved the adoption of an amendment (the "Amendment") to the Certificate of Incorporation of ICHOR to increase the authorized number of Common Shares of ICHOR from 30,000,000 to 80,000,000. Specifically, Section 4 of the Certificate of Incorporation of ICHOR will be amended to read as follows:

          "4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Eighty-Five Million (85,000,000) shares, of which Five Million (5,000,000) shares shall be preferred stock, $.01 par value, and Eighty Million (80,000,000) shares shall be common stock, $.01 par value. The preferred stock of the Corporation may be issued from time to time in one or more series. The Board of Directors is expressly authorized, in a resolution or resolutions providing for the issue of such preferred stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof and to fix the number of shares of such series.

          Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Corporation's Board of Directors may from time to time determine."

     The Amendment was adopted to facilitate the issuance of approximately 33,311,398 Common Shares and securities convertible into Common Shares of ICHOR to certain shareholders of Hippocampe S.A. ("Hippocampe") in consideration for the direct and indirect transfer to ICHOR of approximately 99.9% of the outstanding shares of Hippocampe (the "Share Exchange") pursuant to two share exchange agreements (the "Share Exchange Agreements") dated for reference December 13, 2000. The
Amendment is scheduled to take place on or about March   , 2001, but no
earlier than 20 days from the date this Information Statement is first sent to ICHOR's shareholders. ICHOR expects that the Share Exchange will be effectuated shortly following the Amendment. Final closing of the Share Exchange will be publicly announced by ICHOR, and updated information, if any, concerning the Share Exchange will be provided in a Form 8-K to be filed by ICHOR after the closing.

     Hippocampe is a privately-held research and development company engaged in fundamental and applied research in the area of human and veterinary biology and medicine, with a particular emphasis on humanitarian aspects (i.e., retroviral pathogenesis, such as AIDS, oncogenesis and transplantation).

     The date of this Information Statement is January 31, 2001.

                        FORWARD-LOOKING STATEMENTS

     Certain statements included in this Information Statement are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this Information Statement and can be identified by words such as "estimates", "projects", "expects", "intends", "believes", "plans", or their negatives or other comparable words. Forward-looking statements are not guarantees and may involve risks and uncertainties. Actual results could differ materially from those expressed or implied in the forward-looking statements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Actual results may differ materially from those expressed in the forward-looking statements due to risks facing operations or due to actual facts differing from the assumptions underlying certain predictions.

                              EXCHANGE RATES

     Certain monetary amounts in this Information Statement are expressed in Euros (E). The following table sets out the exchange rates for the conversion of Euros into U.S. dollars as at the end of each of the following periods, the average exchange rates (based on the average exchange rates on the last day of each month in such periods) and the range of high and low exchange rates for such periods.



                                  Year Ended            Nine Months Ended
                                  December 31,            September 30,
                                 --------------    --------------------------
                                     1999            1999              2000
                                 --------------    --------          --------


End of the period                   1.0045           1.0665            0.8765
High for the period                 1.1791           1.1791            1.0388
Low for the period                  1.0015           1.0124            0.8476
Average for the period              1.0590           1.0720            0.9322



     The Euro did not exist prior to January 1, 1999.

     On January 19, 2001, the rate of exchange for the conversion of Euros into U.S. dollars was E1 = U.S.$0.9399.

                      INDEX TO THE INFORMATION STATEMENT
Item                                                                  Page
----                                                                  ----

Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Comparative Unaudited Per Share Data . . . . . . . . . . . . . . . . .   8
Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . .  10
Management's Discussion and Analysis of Financial Condition and
  Results of Operations. . . . . . . . . . . . . . . . . . . . . . . .  13
Quantitative and Qualitative Disclosures About Market Risk . . . . . .  15
Description of the Amendment . . . . . . . . . . . . . . . . . . . . .  16
Description of the Share Exchange. . . . . . . . . . . . . . . . . . .  18
Related Party Transactions and Interest of Certain Persons in
  Matters to be Acted Upon . . . . . . . . . . . . . . . . . . . . . .  24
Description of ICHOR . . . . . . . . . . . . . . . . . . . . . . . . .  25
Description of Hippocampe. . . . . . . . . . . . . . . . . . . . . . .  26
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Market for Common Equity and Related Stockholder Matters . . . . . . .  37
Security Ownership of Certain Beneficial Owners and Management . . . .  38
Unaudited Pro Forma Condensed Combined Financial Information . . . . .  40
Additional and Available Information . . . . . . . . . . . . . . . . .  46
Incorporation of Certain Documents by Reference. . . . . . . . . . . .  46

Exhibit 1.1   -   Certificate of Amendment of Certificate of Incorporation
                  of ICHOR Corporation
Exhibit 1.2   -   Share Exchange Agreement dated for reference December
                  13, 2000 between ICHOR Corporation and certain
                  shareholders of Hippocampe S.A. (Agreement A)
Exhibit 1.3   -   Share Exchange Agreement dated for reference December
                  13, 2000 between ICHOR Corporation and certain
                  shareholders of Hippocampe S.A. (Agreement B)
Exhibit 1.4   -   Underwriting Agreement dated for reference July 24, 2000
                  between Hippocampe S.A. and MFC Merchant Bank S.A.
Exhibit 1.5   -   Credit Facility Agreement dated for reference July 27,
                  2000 between Hippocampe S.A. and MFC Merchant Bank S.A.
Exhibit 1.6   -   Assignment Agreement dated for reference December 29,
                  2000 among ICHOR Corporation, Hippocampe S.A. and MFC
                  Merchant Bank S.A.
Exhibit 1.7   -   Annual Report on Form 10-K of ICHOR Corporation for the
                  year ended December 31, 1999
Exhibit 1.8   -   Quarterly Report on Form 10-Q of ICHOR Corporation for
                  the quarterly period ended September 30, 2000
Exhibit 1.9   -   Financial Statements of Hippocampe S.A.

                                  SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Information Statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained in this Information Statement and in the Exhibits hereto, to which reference is made for a complete statement of the matters discussed below. Capitalized terms used and not defined in this summary have the meaning set forth elsewhere in this Information Statement. You are urged to read this Information Statement and the Exhibits hereto in their entirety.

The Amendment
-------------

     We have approved the adoption of the Amendment to our Certificate of Incorporation to increase the authorized number of our Common Shares from 30,000,000 to 80,000,000. See "Description of the Amendment".

     A copy of the Certificate of Amendment of our Certificate of Incorporation to effect the increase in the authorized number of our Common Shares is attached as Exhibit 1.1.

Approval of the Amendment and the Share Exchange
------------------------------------------------

     The Amendment was approved by unanimous written consent of the Board on January 19, 2001. The Amendment was also approved by the written consent of the holders of approximately 88.4% of the outstanding Common Shares on January 19, 2001, pursuant to Section 228 of the Delaware General Corporation Law. Delaware law requires approval of the Amendment by a majority of the outstanding Common Shares. See "Description of the Amendment".

     The Share Exchange and the Share Exchange Agreements were approved by the Board and did not require submission to you under Delaware law. See "Description of the Share Exchange - The Share Exchange Agreements".

Purpose of the Amendment
------------------------

     Effective December 13, 2000, we entered into the Share Exchange Agreements to, directly and indirectly, acquire approximately 99.9% of the outstanding shares of Hippocampe in consideration of an aggregate of approximately 33,311,398 of our Common Shares and securities convertible into our Common Shares. The Share Exchange is subject to certain conditions customary for transactions of its nature including, among other things, that we receive shareholder approval to increase our authorized share capital to a level necessary to complete the Share Exchange. We currently have only 30,000,000 authorized Common Shares, of which 8,165,830 are issued and outstanding. Accordingly, the Amendment was adopted to facilitate the issuance to certain shareholders of Hippocampe of our Common Shares and securities convertible into our Common Shares and to satisfy the afore-mentioned condition of the Share Exchange. See "Description of the Amendment" and "Description of the Share Exchange".

     After giving effect to the Share Exchange, including giving effect to the Common Shares or share purchase warrants to be issued to MFC Merchant Bank S.A. ("MFC Bank"), a licensed Swiss Bank of Geneva, Switzerland, pursuant to certain agreements (the "Bank Agreements") made between Hippocampe and MFC Bank, Hippocampe shareholders will own approximately

66.3% of our issued and outstanding Common Shares on a diluted basis. See "Description of the Share Exchange".

The Amendment and the Closing of the Share Exchange
---------------------------------------------------

     We expect to file a Certificate of Amendment of our Certificate of Incorporation to effect the increase in the authorized number of our Common
Shares on or about March   , 2001, but no earlier than 20 days from the date
this Information Statement is first sent to you. See "Description of the Amendment".

     We expect that the Share Exchange will be effectuated shortly following the Amendment to increase the authorized number of our Common Shares. See "Description of the Share Exchange".

Share Exchange Parties
----------------------

     We are a corporation organized under the laws of the State of Delaware with an office address at 17 Dame Street, Dublin 2, Ireland (tel.: 3531-679-
1688). We are a publicly traded company with our Common Shares quoted on the Over-the-Counter Bulletin Board (the "OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. See "Description of ICHOR".

     Hippocampe is a privately-held corporation organized under the laws of France with an office address at 52, Chanoine Cartellier, F-69230 Saint-Genis-Laval, France (tel.: 334-72-39-52-09). Hippocampe is a research and development company engaged in fundamental and applied research in the area of human and veterinary biology and medicine, with a particular emphasis on humanitarian aspects (i.e., retroviral pathogenesis, such as AIDS, oncogenesis and transplantation). See "Description of Hippocampe".

Related Party Transactions and Interest of Certain Persons in Matters to be Acted Upon
-------------------------------------------------------------------------

     Pursuant to the Bank Agreements and in connection with the provision of a credit facility to Hippocampe, and acting as an advisor in relation to the Share Exchange and other matters, MFC Bank has received and will receive certain fees, including 2,017,854 of our Common Shares to be issued upon the closing of the Share Exchange and share purchase warrants which, upon the closing of the Share Exchange, will entitle MFC Bank to purchase up to approximately 6,730,599 of our Common Shares, subject to final adjustment, for a period expiring on July 31, 2003.

     MFC Bank is a wholly-owned subsidiary of MFC Bancorp Ltd., which currently, directly and indirectly, owns approximately 43.7% of our outstanding Common Shares. Michael J. Smith, our Secretary, is the President, Chief Executive Officer and a director of MFC Bancorp Ltd. See "Related Party Transactions and Interest of Certain Persons in Matters to be Acted Upon".

Appraisal Rights
----------------

     You are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the corporate actions referred to in this Information Statement or in connection with the Share Exchange.

Regulatory Matters
------------------

     We are not aware of any federal or state regulatory requirements which must be complied with or approvals which must be obtained in connection with the Share Exchange.

Tax and Accounting Treatment of the Share Exchange
--------------------------------------------------

     The Share Exchange has been structured with the intent that it be tax-free to us and you for federal income tax purposes.

     The Share Exchange will be accounted for as a reverse purchase. See "Description of the Share Exchange - Accounting Treatment".

Risk Factors
------------

     The Amendment, the Share Exchange, the business of Hippocampe and any investment in our Common Shares are subject to a number of risk factors as set forth in this Information Statement commencing on page 33. See "Risk Factors".

                   COMPARATIVE UNAUDITED PER SHARE DATA

     The following table sets forth selected comparative unaudited per share data for ICHOR on a historical and pro forma basis, giving effect to the Share Exchange as a reverse purchase, and for Hippocampe on a historical basis. The pro forma comparative unaudited per share data assumes the Share Exchange had been consummated at the beginning of the periods presented. The information set forth below is based on and derived from:

     * the historical financial statements and related notes of ICHOR incorporated by reference in this Information Statement from ICHOR's Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000, attached as Exhibits 1.7 and 1.8, respectively;

     * the historical financial statements and related notes of Hippocampe attached as Exhibit 1.9; and

     * the unaudited pro forma condensed combined financial information and related notes included elsewhere in this Information
         Statement.

     This information should be read in conjunction with such historical financial statements and unaudited pro forma condensed combined financial information and related notes.

     The per share data set forth below is presented for comparative purposes only and is not necessarily indicative of the future consolidated financial position, the results of the future operations or the actual results or consolidated financial position of ICHOR as the legal parent of Hippocampe that would have been achieved had the Share Exchange been consummated as of the dates or for the periods indicated.

     Hippocampe reports its results in Euros (E). Since the Share Exchange will be accounted for as a reverse purchase, with the continuing entity being Hippocampe, the unaudited pro forma condensed combined financial information below is reported in Euros.



                                               ICHOR            HIPPOCAMPE
                                     ------------------------- -----------
                                                   Pro Forma
                                     Historical    Combined     Historical
                                     ------------ ------------  ----------
                                          ($)          (E)          (E)
NET BOOK VALUE PER SHARE:(1)
September 30, 2000                   $   (0.59)   E     -       E (59.69)

DIVIDENDS DECLARED PER SHARE:(1)
Nine months ended September 30, 2000         -          -              -
Year ended December 31, 1999                 -          -              -

NET LOSS FROM CONTINUING
  OPERATIONS PER SHARE:(1)
Nine months ended September 30, 2000     (0.03)         -         (26.89)
Year ended December 31, 1999             (0.14)     (0.01)        (12.64)
<FOOTNOTE>
-----------------
(1)   Basic and diluted per share data is the same.



     For Hippocampe, the total number of shares outstanding throughout the respective periods above is 7,820 shares. For ICHOR, the total number of Common Shares outstanding throughout the respective periods above is based on the weighted average Common Shares outstanding, calculated on a diluted basis, as follows:



                                                            Pro Forma
                                             Historical     Combined(1)
                                            ------------  ----------------
Nine months ended September 30, 2000          4,918,770      43,495,082
Year ended December 31, 1999                  4,910,386      43,486,698

<FOOTNOTE>
----------------
(1)   Securities exchangeable into Common Shares of ICHOR (i.e., LuxCo
      Preferred Shares) to be issued to certain shareholders of Hippocampe in connection with the Share Exchange have been considered to be issued and outstanding Common Shares of ICHOR.


                         SELECTED FINANCIAL DATA

ICHOR
-----

     The selected financial data of ICHOR set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and related notes of ICHOR incorporated by reference in this Information Statement from ICHOR's Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000, and the unaudited pro forma condensed combined financial information and related notes included elsewhere in this Information Statement. The historical financial data may not be indicative of ICHOR's future performance as a consolidated company.

     The financial data for the nine months ended September 30, 1999 and 2000 and the pro forma financial information was derived from unaudited financial data which includes, in the opinion of the registrant, all adjustments which are of a normal recurring nature, including those made to conform with U.S. generally accepted accounting principles, necessary to present fairly the data for such periods. Results for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year.

     Hippocampe reports its results in Euros (E). Since the Share Exchange will be accounted for as a reverse purchase, with the continuing entity being Hippocampe, the unaudited pro forma condensed combined financial information below is reported in Euros.


                                   Eleven
Pro Forma
                                   Months
Combined
                   Year Ended      Ended      Year Ended    Year Ended    Year
Ended    Year Ended
                   January 31,  December 31,  December 31,  December 31,
December 31,  December 31,
                   -----------  ------------  ------------  ------------  ------
------  ------------
                      1996          1996          1997          1998
1999          1999
                   -----------  ------------  ------------  ------------  ------
------  ------------
                              ($000s, except per share amounts)
(E000s,

except per

share

amounts)

(unaudited)


OPERATING DATA
Fee income         $       -    $       -     $       -     $    144      $
-     E        -
General and
  administrative
  expenses               791        1,042           418          497
373            399
Interest expense         406          423           613          102
192            180
Loss from
  continuing
  operations          (1,183)      (1,320)       (1,025)        (178)
(470)          (541)
Net loss              (2,858)      (1,399)       (4,054)        (178)
(470)          (541)

COMMON SHARE DATA(1)
Loss from contin-
  uing operations
  per common share     (0.48)       (0.51)        (0.21)       (0.08)
(0.14)         (0.01)
Net loss per
  common share         (1.16)       (0.54)        (0.83)       (0.08)
(0.14)         (0.01)
Cash dividends
  per common share         -            -             -            -
-              -
Weighted average
  common shares
  outstanding (000s)   2,456        2,586         4,913        4,908
4,910     43,486,698(2)

BALANCE SHEET DATA
Working capital        2,417        3,903            89        2,141
2,289
Total assets           5,578        5,582         2,028        3,281
2,681
Long-term obli-
  gations and
  redeemable
  preferred stock          -        1,916             -            -
-
Total stockholders'
  equity               2,438        1,987            89        2,141
2,652





Pro Forma

Combined

Nine Months
                                           Nine Months Ended
Ended
                                             September 30,
September 30,
                                  ---------------------------------
----------------
                                       1999              2000
2000
                                  --------------    --------------
----------------
                                  ($000s, except per share amounts)
(E000s, except

per share

amounts)
                                            (unaudited)
(unaudited)


OPERATING DATA
Fee income                        $     -           $      -
E      -
General and administrative
  expenses                            289                275
364
Interest expense                        -                  -
-
Income (loss) from
  continuing operations              (126)                69
(138)
Net income (loss)                    (126)                69
(138)

COMMON SHARE DATA(1)
Loss from continuing
  operations per common share       (0.06)               (0.03)
(0.00)
Net loss per common share           (0.06)               (0.03)
(0.00)
Cash dividends per common share         -                    -
-
Weighted average common
  shares outstanding (000s)         4,908                4,919
43,495,082(2)

BALANCE SHEET DATA
Working capital                     1,055                2,721
333
Total assets                        4,043                2,722
1,086
Long-term obligations and
  redeemable preferred stock            -                    -
242
Total stockholders' equity          2,024                2,721
162

<FOOTNOTE>
-----------------------
(1)   Basic and diluted common share data is the same.
(2)   Securities exchangeable into Common Shares of ICHOR (i.e., LuxCo Preferred
      Shares) to be issued  to certain shareholders of Hippocampe in connection with the Share Exchange have been considered to be issued and outstanding
      Common Shares of ICHOR.


Hippocampe
----------

     The selected financial data of Hippocampe set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and related notes of Hippocampe.

     The financial data for the nine months ended September 30, 1999 and 2000 was derived from unaudited financial data which includes, in the opinion of the registrant, all adjustments, which are of a normal recurring nature, including those made to conform with U.S. generally accepted accounting principles, necessary to present fairly the data for such periods. Results for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for a full year.

     Hippocampe reports its results in Euros (E).




Nine Months
                                                     Year Ended
Ended
                                                     December 31,
September 30,
                                          --------------------------------     -
----------------------
                                             1997       1998       1999
1999         2000
                                          ---------- ---------- ----------     -
---------   ----------
                                                         (E, except per share
amounts)

(unaudited)


OPERATING DATA
Operating revenues                        E   13,721 E   41,597 E   46,631     E
17,944   E   9,567
Research and development
  expenses                                    19,958     70,239     93,902
72,984     147,618
General and administrative
  expenses                                    33,533     38,212     48,896
30,373      72,209
Loss from continuing
  operations                                 (39,770)   (67,616)   (98,808)
(85,413)   (210,260)

COMMON SHARE DATA(1)
Loss from continuing
  operations per common
  share                                        (5.09)     (8.65)    (12.64)
(10.92)     (26.89)
Cash dividends per common
  share                                            -          -          -
-           -
Weighted average common
  shares outstanding                           7,820      7,820      7,820
7,820       7,820

BALANCE SHEET DATA
Working capital                              (45,478)   (40,153)   (23,534)
(114,766)   (295,177)
Total assets                                  43,497     76,852    146,167
100,996     455,999
Long-term obligations                         69,669    138,394    242,209
138,394     242,209
Total stockholders' equity                   (90,081)  (157,697)  (256,505)
(243,110)   (466,765)

<FOOTNOTE>
-------------------
(1)   Basic and diluted common share data is the same.



                   MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ICHOR
-----

     The management's discussion and analysis of financial condition and results of operations of ICHOR is incorporated by reference in this Information Statement from ICHOR's Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000.

Hippocampe
----------

     The following discussion and analysis of the financial condition and results of operations of Hippocampe should be read in conjunction with its financial statements and related notes.

     Hippocampe is a development stage company. It reports its results in Euros (E).

Results of Operations

Comparison of the Nine Months Ended September 30, 2000 to the Nine Months Ended September 30, 1999

     Revenues, which consist primarily of medical products sold, decreased to E9,567 in the nine months ended September 30, 2000 from E17,944 in the nine months ended September 30, 1999.

     Expenses increased to E219,827 in the nine months ended September 30, 2000 from E103,357 in the nine months ended September 30, 1999. Research and development expenses increased to E147,618 in the current period from E72,984 in the comparative period of 1999. General and administrative expenses increased to E72,209 in the nine months ended September 30, 2000 from E30,373 in the comparative period of 1999. Both research and development expenses and general and administrative expenses increased as a result of an increase in research activities.

     Hippocampe reported a net loss of E210,260, or E26.89 per share, in the nine months ended September 30, 2000, compared to E85,413, or E10.92 per share, in the nine months ended September 30, 1999.

Comparison of the Year Ended December 31, 1999 to the Year Ended December 31,
1998

     Revenues, which consist primarily of medical products sold, increased to E46,631 in the year ended December 31, 1999 from E41,597 in the year ended December 31, 1998.

     Expenses increased to E142,798 in the year ended December 31, 1999 from E108,451 in the year ended December 31, 1998. Research and development expenses increased to E93,902 in the year ended December 31, 1999 from E70,239 in the comparative period of 1998. General and administrative expenses increased to E48,896 in the year ended December 31, 1999 from E38,212 in the comparative period of 1998. Both research and development expenses and general and administrative expenses increased as a result of an increase in research activities.

     Hippocampe reported a net loss of E98,808, or E12.64 per share, in the year ended December 31, 1999, compared to E67,616, or E8.65 per share, in the year ended December 31, 1998.

Comparison of the Year Ended December 31, 1998 to the Year Ended December 31,
1997

     Revenues, which consist primarily of medical products sold, increased to E41,597 in the year ended December 31, 1998 from E13,721 in the year ended December 31, 1997.

     Expenses increased to E108,451 in the year ended December 31, 1998 from E53,491 in the year ended December 31, 1997. Research and development expenses increased to E70,239 in the year ended December 31, 1998 from E19,958 in the comparative period of 1997. General and administrative expenses increased to E38,212 in the year ended December 31, 1998 from E33,533 in the comparative period of 1997. Both research and development expenses and general and administrative expenses increased as a result of an increase in research activities.

     Hippocampe reported a net loss of E67,616, or E8.65 per share, in the year ended December 31, 1998, compared to E39,770, or E5.09 per share, in the year ended December 31, 1997.

Liquidity and Capital Resources

     Hippocampe had cash of E190,241 at September 30, 2000, compared to E36,409 at December 31, 1999.

     Operating activities used cash of E116,738 in the nine months ended September 30, 2000, compared to providing cash of E15,801 in the nine months ended September 30, 1999. An increase in accounts payable and other liabilities provided cash of E87,708 in the nine months ended September 30, 2000, compared to E109,557 in the nine months ended September 30, 1999.

     Investing activities, consisting primarily of patent application and maintenance fees, used cash of E161,816 in the nine months ended September 30, 2000.

     Financing activities provided cash of E432,386 in the nine months ended September 30, 2000 as a result of borrowings pursuant to a revolving term facility. The revolving term facility is in the principal amount of up to E1.3 million and matures on August 31, 2001. At September 30, 2000, Hippocampe had borrowed an aggregate of E432,386 pursuant to this revolving term facility.

     Hippocampe expects that it will require substantial additional capital to continue its research and development, clinical studies and regulatory activities necessary to bring its potential products to market and to establish production, marketing and sales capabilities.

                 QUANTITATIVE AND QUALITATIVE DISCLOSURES
                            ABOUT MARKET RISK

ICHOR
-----

     A discussion of the quantitative and qualitative disclosures about market risk with respect to ICHOR is incorporated by reference in this Information Statement from ICHOR's Annual Report on Form 10-K for the year ended December 31, 1999 and ICHOR's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000.

Hippocampe
----------

     Hippocampe is exposed to market risk from changes in interest rates which may affect its financial condition and results of operations. Hippocampe does not enter into derivative contracts for its own account to hedge against such risk.

Interest Rate Risk

     Fluctuations in interest rates may affect the fair value of financial instruments sensitive to interest rates. An increase in interest rates may decrease the fair value and a decrease in interest rates may increase the fair value of such financial instruments. Hippocampe has debt obligations which may be sensitive to interest rate fluctuations. The following table provides information about Hippocampe's exposure to interest rate fluctuations for the carrying amount of such debt obligations as at September 30, 2000 and expected cash flows from these debt obligations:


                                                          Expected Future Cash
Flow
                                                   -----------------------------
----------------------
                                Carrying   Fair          Year Ending September
30,
                                  Value    Value    2001    2002    2003    2004
2005    Thereafter
                                --------  -------  ------  ------  ------  -----
-  ------  -----------
                                                              (E000s)


Debt obligations(1)              E  432    E  432  E  432  E    -  E    -  E
-  E    -     E    -

<FOOTNOTE>

------------------
(1)   Debt obligations consist of Hippocampe's notes payable.



                       DESCRIPTION OF THE AMENDMENT

     ICHOR has approved the adoption of an Amendment to the Certificate of Incorporation of ICHOR to increase the authorized number of Common Shares of ICHOR from 30,000,000 to 80,000,000. A copy of the Certificate of Amendment of the Certificate of Incorporation of ICHOR to effect this Amendment is attached as Exhibit 1.1. Specifically, Section 4 of the Certificate of Incorporation of ICHOR will be amended to read as follows:

          "4. The total number of shares of all classes of stock which ICHOR shall have authority to issue is Eighty-Five
          Million (85,000,000) shares, of which Five Million
          (5,000,000) shares shall be preferred stock, $.01 par value, and Eighty Million (80,000,000) shares shall be common stock, $.01 par value. The preferred stock of ICHOR may be issued from time to time in one or more series. The Board of Directors is expressly authorized, in a resolution or resolutions providing for the issue of such preferred stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof and to fix the number of shares of such series.

          Except as otherwise provided by law, the shares of stock of ICHOR, regardless of class, may be issued by ICHOR from time to time in such amounts, for such consideration and for such corporate purposes as ICHOR's Board of Directors may from time to time determine."

     The Amendment was approved by unanimous written consent of the Board on January 19, 2001. The Amendment was also approved by the written consent of the holders of approximately 88.4% of the outstanding Common Shares on January 19, 2001. Pursuant to Section 228 of the Delaware General Corporation Law, corporate actions can be authorized provided shareholders holding at least a majority of the outstanding Common Shares of ICHOR on the record date consent in writing thereto. Accordingly, all necessary corporate approvals in connection with the Amendment have been obtained. For this reason, ICHOR is not calling a special meeting of the shareholders in respect of the Amendment and is not asking for a proxy or consent.

     The Amendment will become effective upon filing of a Certificate of Amendment of the Certificate of Incorporation of ICHOR with the Secretary of State of the State of Delaware. ICHOR expects to file a Certificate of Amendment to effect the increase in the authorized number of Common Shares of
ICHOR on or about March   , 2001, but no earlier than 20 days from the date
this Information Statement is first sent to shareholders of ICHOR.

     Effective December 13, 2000, ICHOR entered into the Share Exchange Agreements to, directly and indirectly, acquire approximately 99.9% of the outstanding shares of Hippocampe in consideration of an aggregate of approximately 33,311,398 Common Shares and securities convertible into Common Shares of ICHOR. The Share Exchange is subject to certain conditions customary for transactions of its nature including, among other things, that ICHOR receives shareholder approval to increase its authorized share capital to a level necessary to complete the Share Exchange. The authorized capital stock of ICHOR is currently 30,000,000 Common Shares and 5,000,000 shares of preferred stock, $0.01 par value. Currently, 8,165,830 Common Shares are issued and outstanding. Accordingly, the Amendment to increase the authorized number of Common Shares of ICHOR was adopted to facilitate the issuance to certain shareholders of Hippocampe of the Common Shares and securities convertible into Common Shares of ICHOR and to satisfy a condition of the Share Exchange. The additional Common Shares to be authorized by the Amendment will have rights identical to the currently outstanding Common Shares of ICHOR.

     Any authorized but unissued Common Shares following the completion of the Amendment and the Share Exchange will be available for issuance by the Board for such corporate purposes as the Board determines to be in the best interests of ICHOR.

     While the primary purpose of the increase in the authorized number of Common Shares is to facilitate the issuance of Common Shares in connection with the Share Exchange, it might be possible for the Board to issue a large number of Common Shares to impede completion of a proposed hostile merger, tender offer or other takeover attempt which some shareholders of ICHOR may at the time deem to be in their best interest. Without further shareholder approval, the Board could:

     * adopt a "poison pill" which would, under certain circumstances related to an acquisition not approved by the Board, give certain holders the right to acquire additional Common Shares at a low price; or

     * sell Common Shares in a private transaction to purchasers who would oppose a takeover or favor the current Board.

     Although the proposal to increase the authorized number of Common Shares has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, shareholders should be aware that approval of this proposal could facilitate future efforts to deter or prevent changes in control of ICHOR, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

     In addition, additional Common Shares, if issued, could reduce existing shareholders' percentage ownership and voting power and, depending on the transaction in which they are issued, could affect the per share book value or other per share financial information. The issuance of additional Common Shares, by reducing the percentage of equity of ICHOR owned by present shareholders, would reduce such present shareholders' ability to influence the election of directors or any other action taken by the holders of Common Shares and would potentially reduce per share dividends, if any. In addition, the holders of Common Shares do not have pre-emptive rights.

                    DESCRIPTION OF THE SHARE EXCHANGE

The Share Exchange Agreements
-----------------------------

     ICHOR entered into a share exchange agreement ("Agreement A") dated for reference December 13, 2000 with shareholders owning approximately 50.7% of the issued and outstanding shares of Hippocampe. Pursuant to Agreement A, such Hippocampe shareholders will, on the closing of the Share Exchange, transfer their shares of Hippocampe to ICHOR in consideration of ICHOR issuing to them Common Shares of ICHOR. A copy of Agreement A is attached as Exhibit 1.2.

     ICHOR also entered into a separate share exchange agreement ("Agreement B") dated for reference December 13, 2000 with shareholders owning approximately 49.2% of the issued and outstanding shares of Hippocampe. Pursuant to Agreement B, such Hippocampe shareholders will, on the closing of the Share Exchange, transfer their shares of Hippocampe to a new wholly-owned subsidiary that ICHOR will establish under the laws of Luxembourg ("LuxCo"). In exchange for their shares of Hippocampe, such Hippocampe shareholders will be issued preferred shares of LuxCo (the "LuxCo Preferred Shares") which are convertible into Common Shares of ICHOR at the option of the holder. A copy of Agreement B is attached as Exhibit 1.3.

     Upon the closing of the Share Exchange, ICHOR will contribute and transfer to LuxCo the shares of Hippocampe that ICHOR receives from Hippocampe shareholders under Agreement A for additional common shares of LuxCo.

     Upon the closing of the Share Exchange, Hippocampe will become an approximately 99.9%-owned subsidiary of LuxCo, which, in turn, will be a wholly-owned subsidiary of ICHOR.

     The Share Exchange and the Share Exchange Agreements were approved by the Board and did not require submission to shareholders of ICHOR under Delaware law. ICHOR expects that the Share Exchange will be effectuated shortly following the Amendment to the Certificate of Incorporation of ICHOR to increase the authorized number of Common Shares of ICHOR.

     The aggregate number of Common Shares and securities convertible into Common Shares of ICHOR issuable to shareholders of Hippocampe upon the closing of the Share Exchange is approximately 33,311,398 Common Shares. After giving effect to the Share Exchange, including giving effect to the Common Shares of ICHOR and share purchase warrants to be issued to MFC Bank pursuant to the Bank Agreements, Hippocampe shareholders will own approximately 66.3% of the issued and outstanding Common Shares of ICHOR on a diluted basis.

     All of the Common Shares and securities convertible into Common Shares of ICHOR acquired by the shareholders of Hippocampe pursuant to the Share Exchange will be subject to resale restrictions in accordance with United States federal and state securities laws.

     In connection with the Share Exchange, effective December 29, 2000, all of the 467,500 issued and outstanding shares of Series 1 preferred stock in the capital of ICHOR and 97,206 issued and outstanding shares of Series 2 preferred stock in the capital of ICHOR were, in aggregate, redeemed for $2,170,000 and converted for 3,247,060 Common Shares of ICHOR.

     Further, ICHOR intends to seek to raise additional capital to fund working capital requirements following the Share Exchange. The additional capital may be raised prior to the closing of the Share Exchange as provided for in the Share Exchange Agreements.

Reasons for the Share Exchange
------------------------------

     In approving the Share Exchange, the Share Exchange Agreements and the transactions contemplated therein, and subsequently the Amendment, the Board considered a number of factors, including, but not limited to, the following:

     * ICHOR currently does not have an operating business. However, ICHOR has certain value as a public company subject to the reporting requirements of the SEC;

     * Hippocampe is a privately-held company which is seeking to reverse merge with or be purchased by a public U.S. company in order to attempt to gain access to funding and a greater shareholder base;

     * The acquisition of approximately 99.9% of the shares of Hippocampe gives the shareholders of ICHOR the opportunity to participate in the biopharmaceutical and biotechnology market and to capitalize on the research and development efforts of and the patents registered by Hippocampe to date and in the future; and

     * The Board reviewed a range of alternative strategies that might be pursued by ICHOR and the possible values that might be achieved through those strategies and concluded that the alternative strategies were either unlikely to result in a greater value to ICHOR or its shareholders or carried greater risk than the acquisition by ICHOR of shares of Hippocampe.

     The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Share Exchange, the Share Exchange Agreements and the transactions contemplated therein, and subsequently the Amendment, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

Terms and Ancillary Agreements Relating to the LuxCo Preferred Shares
---------------------------------------------------------------------

     The LuxCo Preferred Shares will rank senior to common shares of LuxCo with respect to dividends and liquidating distributions of LuxCo. However, the LuxCo Preferred Shares will be non-voting in LuxCo. All votes in respect of LuxCo will be exercised by ICHOR as the holder of all of the voting rights in the common shares of LuxCo. Notwithstanding that the LuxCo Preferred Shares are non-voting, the holders of LuxCo Preferred Shares will be permitted to vote as a class with respect to certain matters involving LuxCo.

     In all material respects, the LuxCo Preferred Shares will have similar rights in ICHOR as Common Shares of ICHOR, including the right to receive dividends and the right to vote at shareholder meetings of ICHOR. The rights attaching to the LuxCo Preferred Shares will be given effect, in part, by certain agreements to be entered on the closing of the Share Exchange, including:

     * a shareholder agreement (the "Shareholder Agreement") between ICHOR and the holders of the LuxCo Preferred Shares providing for the support by ICHOR of the rights attaching to the LuxCo Preferred Shares;

     * a support agreement (the "Support Agreement") between ICHOR and LuxCo providing for the support by ICHOR of the rights attaching to the LuxCo Preferred Shares; and

     * a voting and exchange trust agreement (the "Voting and Exchange Trust Agreement") among ICHOR, LuxCo and a trustee providing for the voting rights of the LuxCo Preferred Shares in ICHOR.

     The Shareholder Agreement will provide for the following principal terms, among others:

     * Holders of LuxCo Preferred Shares will be entitled to receive dividends equivalent to dividends paid on the number of Common Shares of ICHOR into which such LuxCo Preferred Shares may be exchanged;

     * Holders of LuxCo Preferred Shares will have the right, at any time at their option, to require LuxCo to exchange their LuxCo Preferred Shares for Common Shares of ICHOR at the established exchange ratio. Since each LuxCo Preferred Share is intended to be economically equivalent to the number of Common Shares of ICHOR which it may be exchanged, the established exchange ratio will be adjusted in the event that ICHOR undertakes a stock split or consolidation, issues stock dividends or otherwise changes its share capital;

     * On the liquidation of LuxCo, holders of the LuxCo Preferred Shares will be entitled to exchange their LuxCo Preferred Shares for Common Shares of ICHOR at the established exchange ratio; and

     * LuxCo Preferred Shares will be automatically exchanged by LuxCo for Common Shares of ICHOR at the established exchange ratio on December 31, 2011, which automatic redemption date will be accelerated in certain circumstances, including:

        (a) if the number of outstanding LuxCo Preferred Shares falls below 5% of the number of LuxCo Preferred Shares outstanding immediately following the completion of the Share Exchange; or

        (b)   upon the occurrence of a change of control of ICHOR.

     The Support Agreement will provide, among other things, for the following covenants of ICHOR:

     * ICHOR will not declare or pay a dividend on Common Shares of ICHOR unless LuxCo can simultaneously pay the same dividend on the LuxCo Preferred Shares, and that it will cause LuxCo to declare and pay such equivalent dividend;

     * ICHOR will satisfy all exchange requests or redemptions of LuxCo Preferred Shares that will not cause LuxCo to be liquidated or dissolved and that it will not undertake a stock split or consolidation, issue stock dividends or otherwise change its share capital without adjusting the established exchange ratio with respect to the number of Common Shares of ICHOR for which LuxCo Preferred Shares may be exchanged;

     * ICHOR will ensure that LuxCo will have a sufficient number of Common Shares of ICHOR in the event of a liquidation of LuxCo; and

     * So long as there are any outstanding LuxCo Preferred Shares owned by a person other than ICHOR or its affiliates, ICHOR will remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of LuxCo.

     The Voting and Exchange Trust Agreement will provide for the following principal terms, among others:

     * ICHOR will issue to a trustee a single Special Voting Preferred Share of ICHOR, the terms of which will confer on the trustee that number of votes with respect to matters on which holders of Common Shares of ICHOR are entitled to vote, equal to the number of outstanding LuxCo Preferred Shares (multiplied by the established exchange ratio), other than LuxCo Preferred Shares held by ICHOR or any of its affiliates. As beneficiaries of the voting trust, the holders of LuxCo Preferred Shares will have the same right to vote in respect of meetings of holders of Common Shares of ICHOR as if they owned Common Shares of ICHOR directly; and

     * ICHOR will grant certain "insolvency put rights" to the holders of LuxCo Preferred Shares, including but not limited to:

        (a) an "automatic exchange right" that would be invoked by the commencement of the voluntary dissolution or liquidation of ICHOR, in which event the LuxCo Preferred Shares would automatically be acquired by ICHOR in exchange for the appropriate number of Common Shares of ICHOR; and

        (b) an "optional exchange right" that would permit the holders of LuxCo Preferred Shares, at their option upon the occurrence of certain insolvency events with respect to LuxCo, to require ICHOR to purchase the LuxCo Preferred Shares directly from the holder, for a purchase price payable in the appropriate number of Common Shares of ICHOR to the trustee in respect of the voting trust, for the benefit of the holders of LuxCo Preferred Shares in the same manner as the voting rights.

         The insolvency put rights will be granted by ICHOR to the trustee in respect of the voting trust, for the benefit of the holders of LuxCo Preferred Shares in the same manner as voting rights.

Representations and Warranties
------------------------------

     The Share Exchange Agreements contain various customary representations and warranties of the parties thereto, including, among others:

     * representations by each of the parties to the respective Share Exchange Agreements as to the authorization and the enforceability of the respective Share Exchange Agreements against each such party;

     * representations by ICHOR as to its corporate status, authorized capital and compliance concerning filings with the U.S. Securities and Exchange Commission (the "SEC"), as to the accuracy of its financial statements, as to the validity of certain securities to be issued by it and as to the corporate status and authorized capital of and validity of certain securities to be issued by LuxCo; and

     * representations by each of the shareholders of Hippocampe as to the ownership of securities of Hippocampe, the corporate status and authorized capital of Hippocampe, the accuracy of and absence of material changes in the financial statements of Hippocampe, the validity of the patents of Hippocampe and the carrying on of business in the ordinary course since December 31, 1999.

     The representations and warranties contained in the Share Exchange Agreements will survive the closing of the Share Exchange.

Covenants
---------

     The Share Exchange Agreements contain various customary covenants of the parties thereto, including, among others, that the parties will use all commercially reasonable efforts to make effective the transactions contemplated by the Share Exchange Agreements, that ICHOR will carry on and each of the shareholders of Hippocampe will cause Hippocampe to carry on business in the ordinary course, that ICHOR will not and each of the shareholders of Hippocampe will not cause Hippocampe to create or incur material liens or debt or make any material disposition of property or patents.

     In addition, the Share Exchange Agreements contain covenants of ICHOR to execute and deliver and, where applicable, cause LuxCo to execute and deliver the Support Agreement, the Voting and Exchange Trust Agreement and the Shareholder Agreement, and to issue to the trustee the Special Voting Preferred Share of ICHOR.

Conditions
----------

     The Share Exchange is subject to certain conditions customary for transactions of this nature including, among others, that:

     * ICHOR receives shareholder approval to increase its authorized share capital to a level necessary to complete the Share Exchange;

     * the Bank Agreements, which include an underwriting agreement, attached as Exhibit 1.4, relating to MFC Bank's services as an advisor in the Share Exchange and to raise capital for Hippocampe and a credit facility agreement, attached as

         Exhibit 1.5, relating to a credit facility provided by MFC Bank to Hippocampe, be duly and validly assigned and transferred to ICHOR; and

     * the representations and warranties of the parties are true and correct on the closing of the Share Exchange and that, as at the time of closing of the Share Exchange, the parties have complied with all covenants and agreements in the respective Share Exchange Agreements.

     The Bank Agreements and any share purchase warrants referenced therein were assigned by Hippocampe to ICHOR, effective upon the closing of the Share Exchange, pursuant to an assignment agreement dated for reference December 29, 2000. The assignment agreement is attached as Exhibit 1.6.

Accounting Treatment
--------------------

     The Share Exchange will be accounted for as a reverse purchase of the shares of Hippocampe by ICHOR in accordance with U.S. generally accepted accounting principles. The accounting treatment applied in the reverse purchase differs from the legal form of the transaction and the continuing entity is Hippocampe.

            RELATED PARTY TRANSACTIONS AND INTEREST OF CERTAIN
                    PERSONS IN MATTERS TO BE ACTED UPON

     Pursuant to the Bank Agreements, MFC Bank acted as an advisor in the Share Exchange and will receive certain compensation in respect thereof, including 2,017,854 Common Shares of ICHOR to be issued upon the closing of the Share Exchange. MFC Bank also provided a credit facility to Hippocampe in connection with which MFC Bank has received certain fees as well as share purchase warrants which, upon the closing of the Share Exchange, will entitle MFC Bank to purchase up to approximately 6,730,599 Common Shares of ICHOR, subject to final adjustment, at an exercise price of approximately E0.2319 and for a period expiring on July 31, 2003.

     ICHOR will assume the rights and obligations of Hippocampe under the Bank Agreements effective upon the closing of the Share Exchange. Pursuant to the Bank Agreements, MFC Bank has agreed to attempt to raise additional capital on a best efforts basis to fund working capital requirements following the Share Exchange. MFC Bank will be paid customary fees and expenses, and will receive additional share purchase warrants, in connection with the provision of these services. MFC Bank will have a right of first refusal until 24 months after the closing of the Share Exchange on any financing and capital raising activities of ICHOR.

     MFC Bank will also act as the trustee under the Voting and Exchange Trust Agreement, and will be paid customary fees and expenses in relation thereto.

     MFC Bank is a wholly-owned subsidiary of MFC Bancorp Ltd., which currently, directly and indirectly, owns approximately 43.7% of the currently outstanding Common Shares of ICHOR. Michael J. Smith, the Secretary of ICHOR, is the President, Chief Executive Officer and a director of MFC Bancorp Ltd.

                           DESCRIPTION OF ICHOR

     Information with respect to the business of ICHOR can be obtained from ICHOR's Annual Report on Form 10-K for the year ended December 31, 1999 which is incorporated by reference in this Information Statement.

     As disclosed in the Annual Report on Form 10-K of ICHOR for the year ended December 31, 1999, ICHOR acquired approximately 87% of the issued and outstanding shares of common stock of Nazca Holdings Ltd. ("Nazca") effective June 30, 1999, pursuant to a purchase agreement (the "Purchase Agreement") among ICHOR and the former majority holders (the "Vendors") of the shares (the "Nazca Shares") of common stock of Nazca. Nazca, through a subsidiary, is in the business of the exploration for and development of groundwater resources in Chile.

     In addition, as disclosed in the Annual Report on Form 10-K of ICHOR for the year ended December 31, 1999, in 1999 two of the Vendors purported to exercise an option (the "Option") granted pursuant to the Purchase Agreement to reacquire approximately 37.6% of the Nazca Shares. ICHOR believed the attempted exercise to be invalid, as the conditions to be met prior to exercise were not satisfied. A dispute arose between the two Vendors purporting to exercise the Option and ICHOR as to the validity of the exercise of the Option.

     In order to settle the dispute relating to the purported exercise of the Option, effective July 28, 2000, ICHOR completed an agreement with one of the Vendors to sell all of ICHOR's interest in the Nazca Shares and certain receivables due from Nazca to ICHOR (the "Receivables"), in exchange for a promissory note from that Vendor in the amount of $600,000 which accrues interest at the rate of 5% per annum and is due on June 30, 2001. ICHOR also obtained a release from, and granted a release to, Nazca and the Vendors with respect to any claims arising out of or connected with Nazca. The consideration payable for the Nazca Shares and the Receivables is the result of a negotiated settlement of a disputed claim. ICHOR has no further interest in Nazca. For further information with respect to the settlement, including the agreement with the Vendor referred to above, see the Current Report on Form 8-K of ICHOR dated August 9, 2000.

     Accordingly, ICHOR does not currently have an operating business. Prior to the entering into of the Share Exchange Agreements, ICHOR's main business was the identification of a particular business or industry within which it would seek an acquisition or merger. Effective December 13, 2000, ICHOR entered into the Share Exchange Agreements with Hippocampe.

                         DESCRIPTION OF HIPPOCAMPE

The Company
-----------

     Hippocampe is a biotechnology research and development company organized in 1990 under the laws of France, with research activities coordinated in Lyon, France. Hippocampe's focus is fundamental and applied research in human and veterinary biology and medicine, with a particular emphasis on humanitarian aspects of such research (i.e., retroviral pathogenesis, such as AIDS, oncogenesis and organ transplantation). Hippocampe's current objective is to develop vaccine and therapeutic compounds and specific therapies for certain retroviral diseases or diseases with a viral autoimmune content. The first products and applications target human and animal AIDS.

     The basic operational strategy of Hippocampe has been to divide its main areas of research into discrete modules, each with its own scientific interest. These modules are outsourced under Hippocampe's supervision to specialized and complementary, public and private research teams. Hippocampe organizes the schedule and progress of the individual research teams to facilitate the overall development of its research goals. The research teams are authorized to co-publish their results at the appropriate time and in agreement with Hippocampe. However, Hippocampe retains all intellectual property rights on the combined research results and applies for patent protection of the research results whenever such protection is justified.

     Hippocampe has a limited operating history and its products are in an early stage of development. However, Hippocampe believes it has made a major finding with a new and precise molecular mimicry between a conserved part of GP41 (an HIV transmembrane protein) in a trimeric form and interleukine-2, the immune system's conductor protein. This discovery may explain that an HIV infection can trigger an immune response that turns against the immune system itself. This research indicates potential for a major link that may have a significant impact in developing animal and human AIDS vaccines and therapeutic molecules in the field of HIV and FIV infection.

     The key principal of Hippocampe is Dr. Pierre-Francois Serres. Dr. Serres began his career as a professor and researcher at the medical faculty of the University of Lyon in France. From 1975 and prior to starting Hippocampe, he held various teaching and research positions at French medical universities and biomedical institutes, among them the Institut Pasteur in Lyon, France. Dr. Serres founded Hippocampe in 1990.


Viruses
-------

     Viruses are noncellular organisms consisting of DNA or RNA and a protein coat. During the free and infectious stages of their life cycle, viruses do not carry out the usual functions of living cells, such as respiration and growth. Instead, when viruses enter a living plant, animal or bacterial cell, they make use of the host cell's chemical energy and synthesizing ability to replicate. After the replication of the viral components by the infected host cell, virus particles are released and the host cell is often destroyed.

HIV

The approximately 2450 viral species identified to date are divided into approximately 75 groups. The human immunodeficiency virus ("HIV") belongs to the group of retroviruses, so named because they contain a reverse transcriptase, an enzyme that copies viral RNA back into DNA (the reverse of the usual process in which DNA is copied into RNA). Retroviruses include spumaviruses, oncoviruses (viruses causing cancers) and lentiviruses (viruses with a slow pathogenic action). HIV belongs to the subgroup of retroviruses called lentiviruses.

     HIV causes a disease called acquired immunodeficiency syndrome ("AIDS"). After entering into a target cell, HIV uses its reverse transcriptase to infect the cell's chromosomes. Thus, the infected cell is able to start reproducing the virus. Two types of HIV involved in AIDS, HIV1 and HIV2, have been identified. HIV2 is not as virulent as HIV1. Along with HLTV1 and HLTV2 (oncoviruses linked to leukemia), HIV1 and HIV2 are the only retroviruses that cause diseases in humans. Other AIDS-associated lentiviruses that cause diseases in animals include FIV (causing AIDS in felines), SIV (causing AIDS in monkeys) and BIV (causing AIDS in bovines).

The Immune System
-----------------

     The immune system has the function of protecting the body against infection and foreign substances, including viruses and bacteria. This function is carried out by white blood cells (leukocytes) and by a number of accessory cells, including B lymphocytes that produce the antibodies needed to fight infection and cytotoxic T lymphocytes that destroy cells infected with viruses.

     When an immunocompetent cell recognizes foreign material or a biological invader presented by macrophages, it normally induces a response. This recognition function depends on the immune system's ability to recognize specific foreign molecular configurations, generically referred to as antigens. T4 lymphocytes, as central cells of the immune system, specifically recognize foreign invaders presented by macrophages. After this specific recognition of a presented antigen, T4 lymphocytes play a major role in the immune response, producing interleukine-2 ("IL-2"), a central interleukine that activates all the accessory cells previously described and the overall immune response.

Interleukin-2

     IL-2 is a hormone-like substance produced by stimulated T-cells. IL-2 causes activation of other T-cells and "orchestrates" the immune response to non-host antigens. IL-2 also increases the proliferation and maturation of CD4 cells. From the early stage of HIV infection, IL-2 production gradually declines, causing the immune system to collapse.

AIDS
----

Viral Envelope of HIV

The viral envelope of HIV is covered with mushroom-shaped spikes that enable the virus to attach itself to the target cell. The cap of each "mushroom" is made of three GP120 molecules and its stem of three GP41 molecules. GP160 is a glycoprotein that is the precursor of HIV envelope proteins GP120 and GP41.

GP120 is a glycoprotein that protrudes from the surface of HIV and binds to the CD4 receptor of the CD4+ T-cells. In a two-step process that allows HIV to breach the membrane of

T-cells, the GP120-CD4 complex refolds to reveal a second structure that binds to CCR5 or CXCR4, two of several chemokine co-receptors used by the virus to gain entry into T-cells.

     GP41 is a glycoprotein embedded in the outer envelope of HIV and plays a key role in HIV's infection of cells by carrying out the fusion of the viral and cell membranes.

AIDS

     Human AIDS is the last stage of the illness caused by the HIV virus infection. Although HIV1 is able to trigger a strong immune response with the production of antibodies and immunocompetent cells, it characteristically induces a progressive decline of the immune system leading to AIDS. The main cellular target of HIV is a special class of white blood cells critical to the immune system and known as helper T lymphocytes, or T4 helper cells. These cells play a major role in normal immune responses by stimulating or activating, by way of IL-2 production, all the other cells involved in immune protection. Once HIV has entered the helper T-cell, it can cause the cell to function poorly or even destroy the cell. As AIDS develops, non-infected T4 cells are also destroyed. As the infection progresses, the control of HIV levels by the immune system weakens, the viral level in the blood rises and the level of critical T-cells declines to a fraction of its normal value.

     In HIV-infected subjects, the immune system does not fulfil its function, due to a dynamic situation involving continuous infection, destruction and replacement of destroyed CD4+ cells with billions of new cells that are infected and killed each day. Essentially, the immune system enters a lengthy process of virus production, destruction and cellular regeneration. After many years of this process, the capacity to regenerate immune cells is lost in most cases, resulting in the absolute decline of the CD4 segment of the immune system and the development of full-blown AIDS. HIV can also infect other cells, including macrophages as well as certain brain, skin and liver cells.

     The main observed AIDS-associated disorders are:

     *   a drop of peripheral IL-2;

     *   a decrease of non-infected helper T lymphocytes;

     *   lymphoproliferation disorders and microglobulin increase; and

     *   hypergammaglobulinemia.

Hippocampe's Findings: A Precise Molecular Mimicry between Trimeric GP41
------------------------------------------------------------------------
and IL-2
--------

Molecular Mimicry between Trimeric GP41 and IL-2

     Hippocampe has discovered a molecular mimicry between the trimeric GP41 and IL-2. The first results of Hippocampe's research were recently communicated by Pr. Luc Montagnier, an internationally recognized expert in the field of AIDS research, to the French Academy of Sciences and were published in November 2000.1

----------------------------
1     Serres P.F.; 2000. Molecular mimicry between the trimeric ectodomain of the transmembrane protein of immunosuppressive lentiviruses (HIV-SIV-FIV) and interleukin 2. C.R. Acad. Sci. Paris, Sciences de la vie / Life Sciences, 323:
1019-1029.

     Hippocampe has also demonstrated that the mimicry exists in three mammal species known to develop AIDS: humans, monkeys and felines. The discovered host-virus autoimmune mimicry is therefore applicable to the known human and animal AIDS-associated retroviruses.

Autoimmune Consequences for HIV-Infected Subjects

     Hippocampe found some of the expected autoimmune consequences of the described virus-host molecular mimicry in HIV-infected subjects. As expected, HIV positive sera recognize human IL-2, and cross-reactivity was found between the structurally and physically analogous antigenic sites of GP41 (HIV1) and human IL-2. The tests included 2352 HIV positive and HIV negative sera. The results demonstrated that 100% of HIV positive patients (stage II, III, IV
CDC) were positive for the anti IL-2 response.

     The first results were presented by Dr. Serres in an international symposium held in late November 2000 organized by the Merieux Foundation:
"Autoimmunity induced by infection or immunization." The presentation was entitled: "AIDS: an immune response against the immune system. The role of a precise tridimensional molecular mimicry." Hippocampe expects these results to be published in the Journal of Autoimmunity in the Spring of 2001.

Therapeutic and Vaccinal Uses of Hippocampe's Findings
------------------------------------------------------

Current Research Objectives

     Hippocampe's current research modules are focused in the following four fields:

     * Fundamental research: Hippocampe believes that the mimicry between trimeric GP41 and IL-2 can largely explain the main AIDS-associated disorders: a drop of peripheral IL-2; a decrease of non-infected helper T lymphocytes; lymphoproliferation disorders and microglobulin increase; and hypergammaglobulinemia. Hippocampe is currently working to demonstrate that these AIDS-associated disorders are the result of the tridimensional GP41 (HIV1 and HIV2) / human IL-2 molecular mimicry.

     * Therapeutic molecules: Hippocampe believes that, based on the mimicry, an application involving the development of particular synthetic peptides and monoclonal antibodies (some of which have already been developed) would inhibit the fusion between the HIV virus and its target cell in an infected subject. Hippocampe's strategy is to use therapeutic molecules that would make it impossible for the virus to bind to the target cell and thus inhibit the reproduction of HIV. Applications may complement, and potentially even provide a substitute for, available antiretroviral drugs. It has been shown that the transmission of HIV depends on the viral load, and that no transmission has been observed from individuals carrying fewer than 1,500 viral copies/ml of blood. Therefore, treatment with therapeutic agents may provide a strategy to control the AIDS epidemic by abolishing or reducing transmission of HIV.

     * Therapeutic and preventive vaccines: Hippocampe believes that its findings may lead to novel therapeutic and preventive vaccine strategies, in both human and veterinary applications.
         Hippocampe believes that a preventive vaccine would be useful against all known strains of HIV1 and HIV2 published to date. The vaccinal approach of Hippocampe relies on the precise immunological cross-reactivity observed between trimeric GP41 and the cytokine IL-2.

     * AIDS cartridge: Hippocampe has developed a number of therapeutic Immunocartridges that have already been tested and approved by the Ethics Committee for the Treatment of Systemic Lupus Erythematosus and Hemophilia A in France. A number of international scientific publications have described the process.2 Hippocampe's research has demonstrated that the anti IL-2 antibodies in HIV-infected subjects recognize sites on IL-2 that are crucial for its bioactivity. Therefore, Hippocampe believes that the development of an "AIDS cartridge" could be efficient in the restoration of the immune system (i.e., the CD4/CD8 and the viral load) of HIV-infected subjects.

Products and Processes in Development

     Hippocampe has targeted four prototypes that could be exploited at a commercial level:

     * Human and animal therapeutic molecules (pharmacological agents) that could be administered to humans infected by HIV and felines infected by FIV in order to block the cell infection by the virus.

     * Human and animal therapeutic vaccines (immunotherapeutic agents) that could be administered to humans infected by HIV and felines infected by FIV in order to orient the immune system for recognizing the transmembrane glycoprotein of the virus and not the host's IL-2.

     * Human and animal preventive vaccines that could be administered to healthy humans and felines to prevent infection by the HIV or FIV virus.

     * AIDS cartridge that could selectively remove the identified immunosuppressive antibodies present in the serum of AIDS patients, using peptides that have been tested for activity.

Hippocampe's Intellectual Property - Patents
--------------------------------------------

     Hippocampe's policy has been to protect its technology (products and processes) by obtaining basic patents followed by application patents. To date, Hippocampe has registered two patents in France, each of which has subsequently been registered pursuant to the Patent Cooperation Treaty (PCT). Hippocampe has also acquired an additional patent concerning the AIDS cartridge, registered in 13 countries in Europe.

The Market
----------

     According to the December 2000 update to the UNAIDS Report on the Global HIV/AIDS Epidemic, the estimated number of people living with HIV/AIDS at the end of 2000 was approximately 36 million. People newly infected with HIV in 2000 are estimated to total more

-------------------------------
2     See e.g., Traeger J., Laville M., Serres P.F., Cronenberger M., Thomas
M., Rey M.J. and Bourgeat C.; 1992. A new device for specific extracorporeal immunoadsorption of anti DNA antibodies. J. Med. Interne, 143 (1): 9-12.

than 5 million. In 2000, approximately 3 million people died of AIDS, which brings the estimated total number of AIDS deaths since the beginning of the epidemic to almost 22 million.

     The following table shows the extent of the HIV/AIDS epidemic:




             Estimated                       Estimated
             number of                       number of         Estimated
             people living                   people newly      deaths due
             with HIV/AIDS     Adult         infected with     to HIV/AIDS
             at the end        prevelance    HIV during        during
             of 2000           rate          2000              2000
Country      (millions)        (%)           (thousands)       (thousands)
-------      -------------     ----------    -------------     -----------

Sub-Saharan
 Africa          25.3              8.8             3,800             2,400
South & South-
 East Asia        5.8              0.6               780               470
Latin America     1.4              0.5               150                50
North America     0.9              0.6                45                20
Eastern Europe
 & Central Asia   0.7              0.4               250                14
East Asia &
 Pacific          0.6              0.1               130                25
Western Europe    0.5              0.2                30                 7
North Africa &
 Middle East      0.4              0.2                80                24
Caribbean         0.4              2.3                60                32
Australia &
 New Zealand     <0.1              0.1                <1                <1

TOTAL            36.1              1.1             5,300             3,000




--------------------
Source: December 2000 update to the UNAIDS Report on the Global HIV/AIDS
Epidemic.

     Accordingly, Hippocampe believes that there is an existing and future market for safe, effective and affordable preventive vaccines for uninfected persons and for pharmacological and/or immunological treatment of infected individuals to curtail and reduce infection levels below the transmissible levels. Most of the demand would come from the large populations of the developing world, although a preventive vaccine would also be appropriate for subgroups of high-risk individuals in industrialized countries. Recognizing the commercial market in developing countries is constrained by limited resources, Hippocampe's approach in this market will be to explore subsidized production and distribution negotiated with international agencies (e.g., UNAIDS/World Health Organization and World Bank), bilateral aid donors (e.g., USAID) and The International AIDS Vaccine Initiative (IAVI).

Competition
-----------

     The biotechnology and biopharmaceutical industries are highly competitive, especially in the field of HIV. Hippocampe faces significant competition for some of its therapeutic compounds and for its preventive vaccines.

Therapeutic Molecules (Pharmacological Agents)

     If Hippocampe is successful in developing its therapeutic agents and obtaining regulatory approval with respect thereto, Hippocampe believes there are significant existing and future markets for the treatment of HIV and AIDS. Hippocampe believes that its unique approach may provide an advantage over existing competitors. However, Hippocampe will compete with existing developed and approved therapies. The U.S. Department of Health and Human Services

Food and Drug Administration ("FDA") has already approved a number of antiviral drugs to treat HIV and AIDS. The drugs fall into two categories depending on which of the following viral enzymes they target: HIV protease or reverse transcriptase ("RT").

     The objective of approved protease inhibitor drugs is to prevent the assembly of new virus particles. The approved protease inhibitors include drugs such as Invirase, Fortovase, Norvir, Crixivan, Viracept and Agenerase.

     RT inhibitor drugs aim at blocking reverse transcriptases and preventing transcription of the viral genetic material from RNA to DNA. There are two classes of RT drugs: nucleoside analogue inhibitors and non-nucleoside inhibitors. The approved nucleoside analogue inhibitors include drugs such as Retrovir, Videx, Hivid, Zerit, Epivir, Combivir and Ziagen. The approved non-nucleoside inhibitors include drugs such as Viramuno, Rescriptor and Sustiva.

     Both HIV protease and RT drugs have demonstrated their efficacy in terms of HIV blood concentration and are used to slow the progression of the disease. Furthermore, efficacy has generally been higher with drug combinations. However, none of these drugs appear to present a cure and mutations of the HIV's envelope produce viral strains resistant to both classes of drugs. Toxic side effects on the peripheral nervous system and gastrointestinal tract are additional issues relating to these drugs. Non-compliance on combination therapies and interruptions in dosing could have an effect on and trigger accelerated viral replication.

     There can be no assurance that currently approved drugs or products developed in the future for the treatment of HIV/AIDS by Hippocampe's competitors will not be effectively marketed and sold, or that such drugs or products will not render Hippocampe's therapeutic compounds obsolete, noncompetitive or uneconomical. Hippocampe believes that numerous companies are developing new pharmaceutical products for the treatment of the HIV/AIDS. In addition, Hippocampe may compete with multinational companies that have greater financial, manufacturing, technical and human resources; greater marketing and distribution capability; greater experience in preclinical and clinical trials; and greater experience in obtaining regulatory and FDA approvals.

Preventive Vaccines

     Hippocampe is conducting research for the development of a preventive vaccine that would provide protection against the known strains of HIV1 and HIV2 viruses. Hippocampe's approach to vaccine development is based on the observed immunological cross-reactivity between the well-preserved, antigenic and immunodominant domain of GP41 and IL-2, and relies on the observation of expected autoimmune consequences in HIV-infected subjects.

     The worldwide vaccine market is dominated by several large multinational companies. All of these companies have greater financial, manufacturing, technical and human resources; greater marketing and distribution capability, greater experience in preclinical and clinical trials; and greater experience in obtaining regulatory and FDA approvals than Hippocampe. However, Hippocampe does not believe that any of the technologies derived from the intellectual property portfolios of other companies have a competitive advantage over Hippocampe's technology.

                               RISK FACTORS

     The Amendment, the Share Exchange, the business of Hippocampe and any investment in the Common Shares of ICHOR are subject to a number of risk factors. After completion of the Share Exchange, risk factors applicable to the business of Hippocampe shall be equally applicable to ICHOR. Such risk factors include but are not limited to the following:

The Share Exchange may not close.
---------------------------------

     The Share Exchange is subject to certain conditions customary for transactions of this nature. There can be no assurance that these conditions will be satisfied or that the Share Exchange will be completed without significant delays or at all. If ICHOR and the shareholders of Hippocampe do not complete the Share Exchange for any reason, ICHOR may subject itself to a number of material risks, including but not limited to the following:

     * the price of the Common Shares of ICHOR may decline to the extent that the current market price of Common Shares of ICHOR reflects a market assumption that each party will complete the Share Exchange; and

     * ICHOR must pay costs related to the Share Exchange even if the Share Exchange is not completed.

     In addition, there can be no assurance that, if the Share Exchange is completed, the operations of ICHOR and Hippocampe will be successfully integrated.

The costs of the Share Exchange are substantial.
------------------------------------------------

     The costs to complete the Share Exchange are substantial and include, among other things, expenses for investment bankers, attorneys and accountants.

As a result of the Share Exchange, current holders of Common Shares of
-----------------------------------------------------------------------
ICHOR will experience immediate and substantial dilution.
---------------------------------------------------------

     The issuance of Common Shares and securities convertible into Common Shares of ICHOR in connection with the Share Exchange will reduce existing shareholders' percentage ownership and voting power in ICHOR. The issuance of securities, by reducing the percentage of equity of ICHOR owned by present shareholders, will reduce such present shareholders' ability to influence the election of directors or any other action taken by the holders of Common Shares of ICHOR and may reduce per share dividends, if any.

     In addition, holders of Common Shares of ICHOR will experience an immediate and substantial dilution in net tangible book value per share and other per share financial information as a result of the Share Exchange.

Hippocampe has a limited operating history and is expected to continue to
--------------------------------------------------------------------------
generate losses.
----------------

     To date, Hippocampe has engaged primarily in research, development and limited clinical testing. Hippocampe had an accumulated deficit of E585,980 as at September 30, 2000. Hippocampe also sustained net losses of E39,770 in 1997, E67,616 in 1998, E98,808 in 1999 and E210,260 in the nine months ended
September 30, 2000. There can be no assurance that Hippocampe will generate profits in the foreseeable future, if at all.

Hippocampe's products are in an early stage of development.
-----------------------------------------------------------

     All of Hippocampe's products are at an early stage of development. The successful commercialization of its products will require significant further research, development, testing and regulatory approvals and additional investment. If Hippocampe cannot advance its products beyond the early stages of product development or demonstrate clinical efficacy, it may never commercialize a product. There can be no assurance that any of Hippocampe's products in the research or pre-clinical development stage will yield results that would permit or justify clinical testing or that products that advance to clinical testing will receive regulatory approval or be commercialized. In addition, the process of obtaining regulatory approval is costly, time consuming, uncertain and subject to unanticipated delays. If Hippocampe is unable to commercialize the current research, or if it is unable to commercialize the current research without significant delay, it does not have other products from which to derive revenue.

Hippocampe's products may not achieve market acceptance.
--------------------------------------------------------

     There can be no assurance that any products Hippocampe successfully develops, if approved for marketing, will achieve market acceptance.

Technological change and competition may render Hippocampe's potential
-----------------------------------------------------------------------
products obsolete.
------------------

     The biopharmaceutical and biotechnology industries continue to undergo rapid change and competition is intense and is expected to increase. Competitors may succeed in developing technologies and products that are more effective or affordable than any being developed by Hippocampe or that would render Hippocampe's technology and products obsolete and noncompetitive. Many of Hippocampe's competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than Hippocampe.

Political or social factors may delay or impair Hippocampe's ability to
------------------------------------------------------------------------
market its products.
--------------------

     Products developed for use in addressing the HIV/AIDS epidemic have been and will continue to be subject to competing and changing political and social pressures. The political and social response to the HIV/AIDS epidemic has been highly charged and unpredictable. These pressures can transcend national barriers. They may delay or cause resistance to bringing Hippocampe's products to market or limit the pricing of such products.

Hippocampe may be dependent on third parties for manufacturing, marketing
--------------------------------------------------------------------------
and sales.
----------

     As Hippocampe has no manufacturing facilities, it may be entirely dependent on third parties to produce its products. In addition, as Hippocampe has no marketing or sales capabilities, it may be entirely dependent on third parties to market and sell its products. There can be no assurance that Hippocampe will be able to locate third parties to manufacture, market and sell its products, to enter into agreements on satisfactory terms or to have its products manufactured, marketed and sold at a sufficiently low cost and in a sufficiently timely manner.

Hippocampe will need additional funds in the future to continue its
--------------------------------------------------------------------
operations.
-----------

     Hippocampe will require substantial future capital in order to continue to conduct the time consuming research and development, clinical studies and regulatory activities necessary to bring its potential products to market and to establish production, marketing and sales capabilities. There can be no assurance that the cash reserves of Hippocampe or the combined cash reserves of Hippocampe and ICHOR together with any funding subsequently received will satisfy capital requirements. In addition, there can be no assurance that additional funding will be received or on reasonable terms. Additional funding may significantly dilute shareholders of ICHOR or may limit Hippocampe's rights to its currently developing technology. If adequate funds cannot be obtained, Hippocampe may need to curtail significantly its product development programs and/or relinquish rights to its technologies or product candidates.

Hippocampe may become subject to product liability claims.
----------------------------------------------------------

     Hippocampe faces an inherent risk of exposure to product liability suits in connection with vaccines being tested in human clinical trials and products that may be sold commercially. Hippocampe may become subject to a product liability suit if its products cause injury or if vaccinated individuals subsequently become infected with HIV. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a vaccine, injury to the reputation of Hippocampe, withdrawal of clinical trial volunteers and loss of revenues.

Hippocampe may face difficulties in the conduct of its proprietary research
---------------------------------------------------------------------------
programs.
---------

     Hippocampe conducts a significant portion of its research and development activities through proprietary research programs. Any conflict with its collaborators could reduce its ability to obtain future collaboration agreements and could negatively influence its relationship with existing collaborators. Further, disagreements with Hippocampe's collaborators could develop over rights to Hippocampe's intellectual property. Certain collaborators could also become competitors in the future.

Hippocampe faces uncertainties related to patents and proprietary
------------------------------------------------------------------
technology.
-----------

     Hippocampe's success will depend in part on its ability to:

     *   obtain patent protection for its products;

     *   preserve trade secrets;

     *   prevent third parties from infringing on its patents; and

     * refrain from infringing on the patents of other parties, both domestically and internationally.

     Hippocampe's present patent positions are highly uncertain and any future patents it receives for potential products may be subject to the same uncertainty. In addition, there can be no assurance that certain claims in the patent application process will not fail or that they receive such limited approval that the value of any patents could diminish.

     Any patents that Hippocampe procures may require cooperation with other parties holding related patents. Hippocampe may have difficulty forming a successful relationship with such other parties.

     There can be no assurance that Hippocampe's patents or future patents will be enforceable and afford adequate protection against competitors. In addition, there can be no assurance that third parties will not claim that Hippocampe's technology, current or future products or manufacturing processes infringe their proprietary rights. Hippocampe may have to undertake costly litigation to enforce any patents issued or licensed to it or to determine the scope and validity of another party's proprietary rights. There can be no assurance that a court of competent jurisdiction would validate Hippocampe's issued or licensed patents. An adverse outcome in litigation or an interference or other proceeding in a court or patent office could subject Hippocampe to significant liabilities to other parties, require Hippocampe to license disputed rights from other parties or require Hippocampe to cease using such technology.

Hippocampe is dependent on certain key employees.
-------------------------------------------------

     Hippocampe is highly dependent on its senior scientific staff, particularly Dr. Pierre-Francois Serres. Dr. Serres has played a critical role in the development of Hippocampe and Hippocampe's research and development activities. The loss of his services may prevent Hippocampe from achieving its scientific objectives.

The price of Common Shares of ICHOR may fluctuate significantly.
----------------------------------------------------------------

     In connection with the Share Exchange, the Common Shares of ICHOR may experience significant volatility. Stock markets, in general, have experienced significant volatility with respect to biopharmaceutical and biotechnology based stocks. The volatility of biopharmaceutical and biotechnology based stocks often does not relate to the operating performance of the companies represented by the stock. Factors such as announcements of the introduction of new products or services by Hippocampe or its competitors, market conditions in the biopharmaceutical and biotechnology sectors, rumors relating to Hippocampe or its competitors and litigation or public concern as to safety of Hippocampe's potential products may have a significant impact on the market price of the Common Shares of ICHOR.

         MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

ICHOR
-----

     ICHOR's Common Shares were quoted on the NASDAQ SmallCap Market under the trading symbol "ICHR" until February 8, 2000 when ICHOR's Common Shares were delisted from The Nasdaq Stock Market. ICHOR's Common Shares are now quoted on the OTC Bulletin Board under the symbol "ICHR". The following table sets forth the quarterly high and low sale price per share of ICHOR's Common Shares for the periods indicated:



        Fiscal Quarter Ended            High            Low
        --------------------            ----            ---
        1998
        March 31                       $ 1.75          $ 1.25
        June 30                          2.00            1.25
        September 30                     2.25            1.25
        December 31                      3.25            1.25

        1999
        March 31                       $ 2.88            1.25
        June 30                          3.25            1.50
        September 30                     4.63            1.00
        December 31                      5.00            2.00

        2000
        March 31                       $ 3.25          $ 1.50
        June 30                          2.00            0.50
        September 30                     0.59            0.49
        December 31                      3.44            0.38




     At January 19, 2001, ICHOR had approximately 18 holders of record of its Common Shares, some of which are securities clearing agencies and intermediaries. ICHOR has not paid any dividends on its Common Shares and does not anticipate that it will pay any dividends in the foreseeable future.

Hippocampe
----------

     Hippocampe is a privately-held corporation. Its shares are not traded or quoted on a public securities market. At January 19, 2001, Hippocampe had approximately 13 holders of record of its shares. Hippocampe has not paid any dividends on its shares.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT

     The following table sets forth certain information as at January 19, 2001 regarding the beneficial ownership of ICHOR's Common Shares, upon the closing of the Share Exchange and based on the current shareholder structure of Hippocampe and ICHOR, by:

     * each person known by ICHOR to be a beneficial owner of more than five percent of the outstanding Common Shares of ICHOR on January 19, 2001;

     * each of the executive officers and directors of ICHOR prior to the closing of the Share Exchange;

     * all executive officers and directors of ICHOR prior to the closing of the Share Exchange as a group; and

     * each person known by ICHOR to be a beneficial owner of more than five percent of the outstanding shares of Hippocampe on January 19, 2001.

     The following is based solely on statements filed with the SEC or other information ICHOR believes to be reliable.




                     Amount and                Amount and
                     Nature of                 Nature of
                     Beneficial    Percent     Beneficial      Percent
Name and Address     Ownership     of Class    Ownership(1)    of Class(1)
of Beneficial Owner   (Pre-Share Exchange)       (Post-Share Exchange)
-------------------  ----------    --------    -----------     -----------


MFC Bancorp Ltd.
17 Dame Street
Dublin 2, Ireland    3,567,380(2)      43.7%    12,315,832(2)(3)     24.5%

Parkland Ventures
 Limited
8 Queensway House
Queen Street
St. Helier, Jersey
Channel Islands
JF2 4WD              1,620,000         19.8%     1,620,000            3.7%

Sutton Park
 International Ltd.
P.O. Box 146,
Road Town,
Tortola,
British Virgin
 Islands             2,597,060         31.8%     2,597,060            5.9%

MFC Merchant
 Bank S.A.
6, Cours de Rive,
1211 Geneva 3,
Switzerland            970,320         11.9%     9,718,772(4)        19.4%

Jin-Soo Choi
President and
 Director of ICHOR       -               -            -                -

Young-Soo Ko
Director of ICHOR        -               -            -                -

Jae-Sun Lee
Director of ICHOR        -               -            -                -





                     Amount and                Amount and
                     Nature of                 Nature of
                     Beneficial    Percent     Beneficial      Percent
Name and Address     Ownership     of Class    Ownership(1)    of Class(1)
of Beneficial Owner   (Pre-Share Exchange)       (Post-Share Exchange)
-------------------  ----------    --------    -----------     -----------

Michael J. Smith
Secretary of ICHOR        -(5)      -                 -(5)           -

All executive officers
and directors of ICHOR
as a group (4 persons)    -         -                 -              -

Pierre-Francois Serres(6)
52, Chanoine Cartellier
F-69230 Saint-Genis-Laval,
France                    -         -        11,129,393(7)        25.1%

Aralis Participations
 S.A.(6)
Les Avouillons 4
CH-1196 Gland VD,
Switzerland               -         -         9,124,482           20.6%

Martine Reindle(6)
CP 18
CH-1295 Mies,
Switzerland               -         -         4,291,365            9.7%

Bertrand Favreau(6)
61, Rue de l'oise
F-60200 Compiegne,
France                    -         -         2,137,151            4.8%

Patrice Pactol(6)
130 Route du Bouleau
F-69125 Brindas, France   -         -         2,137,151            4.8%


--------------------
(1) Securities exchangeable into Common Shares of ICHOR (i.e., LuxCo Preferred Shares) to be issued to certain shareholders of Hippocampe in connection with the Share Exchange have been considered to be issued and outstanding Common Shares of ICHOR.
(2) MFC Bancorp Ltd. indirectly owns 2,597,060 Common Shares through Sutton Park International Ltd. and 970,320 Common Shares through MFC Bank.
(3) Upon the closing of the Share Exchange, MFC Bancorp Ltd. will indirectly own 6,431,560 Common Shares and 5,884,272 share purchase warrants through MFC Bank.
(4) Upon the closing of the Share Exchange, MFC Bank will own 3,834,500 Common Shares and 5,884,272 share purchase warrants, each of which entitles the holder to purchase one Common Share.
(5) Michael J. Smith is the President, Chief Executive Officer and a director of MFC Bancorp Ltd.
(6)   Current shareholders of Hippocampe.
(7) Pierre-Francois Serres will also have voting rights in 2,039,038 Common Shares which will be beneficially owned by Martine Reindle but held in usufrucht by Pierre-Francois Serres.

                   UNAUDITED PRO FORMA CONDENSED COMBINED
                           FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information relates to the Share Exchange, which will be accounted for as a reverse purchase. The following unaudited pro forma condensed combined financial information has been prepared based upon the historical financial statements and related notes of ICHOR and Hippocampe, respectively, giving effect to the Share Exchange.

     Hippocampe reports its results in Euros (E). Since the Share Exchange will be accounted for as a reverse purchase, with the continuing entity being Hippocampe, the unaudited pro forma condensed combined financial information is reported in Euros. The accounting treatment applied in a reverse purchase differs from the legal form of the transaction and the continuing entity is Hippocampe.

     The unaudited pro forma condensed combined financial information does not purport to present the financial condition and results of operations of ICHOR and Hippocampe had the Share Exchange actually been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information is not necessarily indicative of the future results of operations and should be read in connection with the historical financial statements and related notes of ICHOR and Hippocampe, respectively.

           Unaudited Pro Forma Condensed Combined Balance Sheet
                             September 30, 2000
                                 (E000s)




                                                               Pro Forma
                                                               Combined
                                                               U.S.
                                                               Dollars
           ICHOR        Hippocampe   Pro Forma     Pro Forma   (Information
           Historical   Historical   Adjustments   Combined    Only)
           ----------   ----------   -----------   ---------   -----------

  ASSETS

Current Assets
 Cash and
  investments   E 2,395   E  190      E  (2,476)   E  109          $   96
 Accounts
  receivable,
  net                26       76              -       102              89
 Note
  receivable        685        -              -       685             600
 Other assets         -      119              -       119             104
                -------   ------      ---------    ------          ------

   Total
    current
    assets        3,106      385         (2,476)    1,015             889


Patents and
 Other                -       71              -        71              62
                -------   ------      ---------    ------          ------
                E 3,106   E  456      E  (2,476)   E1,086          $  951
                =======   ======      =========    ======          ======


  LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
 Accounts payable
  and other
   liabilities  E     1   E  249      E       -    E  250          $  219
 Note payable         -      432              -       432             379
                -------   ------      ---------    ------          ------

   Total current
    liabilities       1      681              -       682             598

Payable to
 Shareholders         -      242              -       242             212

Shareholders'
 Equity
 Preferred stock  6,136        -         (6,136)        -               -
 Common stock     6,619      119         (4,816)    1,922           1,683
 Retained
  deficit        (9,569)    (586)         8,395    (1,760)         (1,542)
 Treasury
  stock             (81)       -             81         -               -
                -------   ------      ---------   -------          ------
                  3,105     (467)        (2,476)      162             141
                -------   ------      ---------   -------          ------
                E 3,106   E  456      E  (2,476)  E 1,086          $  951
                =======   ======      =========   =======          ======








 See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

      Unaudited Pro Forma Condensed Combined Statement of Operations
                   For the Year Ended December 31, 1999
                     (E000s, except per share amounts)





                   ICHOR         Hippocampe     Pro Forma      Pro Forma
                 Historical      Historical    Adjustments      Combined
                 ----------      ----------    -----------     ---------
Revenues
 Interest        E    143        E        -    E        -      E     143
 Other                 28                47             -             75
                 --------        ----------    ----------      ---------
                      171                47             -            218

Costs and
 expenses
 General and
  administrative      350                49             -            399
 Research and
  development           -                97             -             97
 Interest             180                 -             -            180
 Equity in loss
  of unconsolidated
  subsidiary           83                 -             -             83
                 --------        ----------    ----------      ---------
                      613               146             -            759
                 --------        ----------    ----------      ---------
   Net loss      E   (442)       E      (99)   E        -      E    (541)
                 ========        ==========    ==========      =========

Basic and
 diluted
 loss per
 common share    E  (0.13)       E   (12.64)                   E   (0.01)
                 ========        ==========                    =========

Weighted average
 number of shares
 outstanding    4,910,386             7,820                   43,486,698
                =========        ==========                   ==========







 See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

      Unaudited Pro Forma Condensed Combined Statement of Operations
               For the Nine Months Ended September 30, 2000
                     (E000s, except per share amounts)





                                                                   Pro Forma
                                                                    Combined
                                                                      U.S.
                                                                     Dollars
             ICHOR        Hippocampe     Pro Forma     Pro Forma   (Information
            Historical    Historical    Adjustments    Combined        Only)
            ----------    ----------    -----------    ---------    ----------

Revenues
 Interest   E      107    E       10    E         -    E     117    $      103
 Gain on
  disposal
  of an uncon-
  solidated
  subsidiary       316             -              -          316           277
 Other               6             -              -            6             5
            ----------    ----------    -----------    ---------    ----------
                   429            10              -          439           385

Costs and
 expenses
 General and
  administrative   292            72              -          364           319
 Research and
  development        -           148              -          148           130
 Equity in loss
  of uncon-
  solidated
  subsidiary        65             -              -           65            57
            ----------    ----------    -----------   ----------    ----------
                   357           220              -          577           560
            ----------    ----------    -----------   ----------    ----------
  Net income
  (loss)    E       72    E     (210)   E         -   E     (138)   $     (121)
            ==========    ==========    ===========   ==========    ==========

Basic and
 diluted
 loss per
 common
 share      E    (0.03)   E   (26.85)                 E    (0.00)   $    (0.00)
            ==========    ==========                  ==========    ==========

Weighted
 average
 number of
 shares out-
 standing    4,918,770         7,820                  43,495,082    43,495,082
            ==========    ==========                  ==========    ==========





 See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

              NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                           FINANCIAL STATEMENTS

(1) ICHOR (a United States company) and Hippocampe (a French company) plan to combine their operations where Hippocampe stockholders will exchange their stock for the common stock of ICHOR. Because Hippocampe will be the continuing entity, this combination will be accounted for as a reverse purchase.

      During the first nine months of 2000 and the year ended December 31, 1999, ICHOR had no significant operations other than the disposal of an unconsolidated subsidiary. Hippocampe is a company in the development stage which is involved in the research and development of human health products. Hippocampe's main research efforts have been concentrated in the prevention and treatment of the AIDS virus. All of Hippocampe's activities have been conducted in France. The combined companies expect to continue the research and development activities.

      Consistent with the location of its activities, beginning January 1, 1999, Hippocampe adopted the Euro (E) as its corporate currency. Accordingly, Hippocampe prepared its 2000 and 1999 historical financial statements in Euros. Because Hippocampe is the continuing entity, these pro forma financial statements have been prepared using Euros. The financial statements of ICHOR have been restated from U.S. dollars to Euros for each period presented. The translation adjustments did not result in significant foreign currency gains or losses in the pro forma condensed combined statements of operations.

(2) The unaudited pro forma condensed combined balance sheet as of September 30, 2000 and pro forma statements of operations for the nine month period ended September 30, 2000 and the year ended December 31, 1999 are based on historical financial statements of ICHOR and Hippocampe. The unaudited pro forma condensed combined balance sheet as of September 30, 2000 gives effect to the proposed combination of ICHOR and Hippocampe as if it had occurred as of September 30, 2000. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2000 and the year ended December 31, 1999 have been prepared to illustrate the effects of the proposed combination of ICHOR and Hippocampe as if the combination occurred January 1, 1999.

      The pro forma condensed combined financial statements may not be indicative of the actual results of the acquisition. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The accompanying unaudited pro forma condensed combined financial statements should be read in connection with the historical financial statements of ICHOR and Hippocampe.

(3)   Pro forma adjustments include the effect of the following:

      * ICHOR'S redemption and conversion of all 564,706 outstanding ICHOR preferred shares for cash of E2,476,000 and 3,247,060 shares of common stock;

      * Issuance of 33,311,398 shares of ICHOR common stock and shares convertible into shares of common stock of ICHOR to the shareholders of Hippocampe; and

      * Issuance of 2,017,854 shares of ICHOR common stock to MFC Bank, a related party, in settlement of transaction fees. For the purposes of the unaudited pro forma financial statements, the transaction fee is recorded at the quoted market price of ICHOR's common stock as at September 30, 2000 ($0.51 per share or E1,174,000).

(4) Pro forma loss per share is adjusted to give effect to the issuance of shares to affect the acquisition, and the redemption and conversion of the preferred shares, as if these transactions had occurred on January 1, 1999. Warrants and options are not included in the computation of diluted loss per share because the effect of the warrants and options would be anti-dilutive.

                   ADDITIONAL AND AVAILABLE INFORMATION

     ICHOR is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. ICHOR's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by ICHOR under the Exchange Act with the SEC are incorporated herein by reference:

     * ICHOR's Annual Report on Form 10-K for the year ended December 31, 1999; and

     * ICHOR's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000.

     ICHOR will provide without charge to each person, including any beneficial owner of such person, to whom a copy of this Information Statement has been delivered, on written or oral request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to 17 Dame Street, Dublin 2, Ireland (tel.: 3531-679-1688). Additionally, ICHOR is providing copies of its Annual Report on Form 10-K for the year ended December 31, 1999 and its Quarterly Report on Form 10-Q for the period ended September 30, 2000 as Exhibits 1.7 and 1.8, respectively, with this filing.

     All documents filed by ICHOR pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

                                     By Order of the Board of Directors,


                                     /s/ Jin-Soo Choi
                                     -----------------------------------
                                     Jin-Soo Choi
                                     President

January 31, 2001